DIENSTVERTRAG
MANAGING DIRECTOR AGREEMENT

zwischen / between
ROFIN-SINAR LASER GMBH
und / and
THOMAS MERK

Dienstvertrag	Managing Director Agreement
Zwischen	between
• ROFIN-SINAR Laser GmbH, vertreten durch die Gesellschafterversammlung, diese vertreten durch Herrn [•]	(1) ROFIN-SINAR Laser GmbH, represented by the shareholders' meeting this represented by Herrn [•]
– nachfolgend "GmbH" –	– hereinafter "GmbH" –
Und	And
(2) Herrn Thomas Merk, [•]	(2) Mr Thomas Merk, [•]
– nachfolgend "Herr Merk" –	– hereinafter "Mr Merk" –

Vorbemerkung	Preamble
Herr Merk wurde zum Geschäftsführer der GmbH bestellt. Herr Merk hat die Bestellung zum Geschäftsführer der GmbH angenommen. Grundlage der Tätigkeit von Herrn Merk als Geschäftsführer der GmbH ist der nachfolgende Dienstvertrag, mit dem die gegenseitigen Rechte und Pflichten der Vertragsparteien abschließend geregelt werden.

Mr Merk was appointed managing director of the GmbH. Mr Merk has accepted his appointment as managing director of the GmbH. The basis for Mr Merk's work as director of the GmbH is the following Managing Director Agreement, which is to conclusively govern the mutual rights and duties of the contracting parties.

Dies vorausgeschickt, vereinbaren die Parteien was folgt:	Now, therefore, the parties agree as follows:
§ 1 Rechtsstellung, Geschäftsführungsbefugnis	§ 1 Legal Position, Managerial Authorisation
(1) Herr Merk ist Geschäftsführer der GmbH. Er ist zudem "Executive Vice President and General Manager Industrial Lasers and Systems Business Group" in der Coherent Gruppe.	(1) Mr Merk shall be the managing director of the GmbH. Additionally, he is "Executive Vice President and General Manager Industrial Lasers and Systems Business Group" within Coherent Group.
(2) Als Geschäftsführer hat Herr Merk die Geschäfte der GmbH nach	(2) As managing director, Mr Merk must conduct the business of the GmbH in accordance with
• den Bestimmungen der Gesetze,	- the provisions of statutory law
- den Bestimmungen des Gesellschaftsvertrages der GmbH,	- the provisions of the articles of association of the GmbH
- den Beschlüssen und Weisungen des für Geschäftsführerangelegenheiten zuständigen Organs der GmbH,	- the resolutions and instructions of the body of the GmbH responsible for matters concerning managing directors
- einer etwaigen Geschäftsordnung und einem etwaigen Geschäftsverteilungsplan für die Geschäftsführung,	- any internal rules and any schedule of responsibilities for the management
- diesem Dienstvertrag sowie	- this Managing Director Agreement and
- den Weisungen durch den CEO der Coherent, Inc. und ggf. durch den Vorstand der Coherent, Inc.	- the instructions by the CEO of Coherent, Inc. and, where applicable, the Board of Directors of Coherent, Inc.
zu führen.
(1) Herr Merk vertritt die GmbH nach Maßgabe seiner Bestellung und des Gesellschaftsvertrages.	(3) Mr Merk shall represent the GmbH in accordance with the provisions of his appointment and the articles of association.
(2)    Die Befugnis zur Geschäftsführung umfasst die Vornahme aller Maßnahmen im Rahmen des gewöhnlichen Geschäftsbetriebes der GmbH. Zur Vornahme von Rechtsgeschäften, welche über den gewöhnlichen Geschäftsbetrieb hinausgehen, muss die vorherige Zustimmung des hierfür zuständigen Organs der GmbH eingeholt werden.

(4)    The authority to manage the GmbH shall cover all measures in the context of the usual course of business of the GmbH. Prior consent from the competent body of the GmbH must be obtained in order to carry out legal transactions that go beyond the usual course of business.

§ 2 Aufgaben, Verantwortung und Sorgfaltspflicht	§ 2 Tasks, Responsibility and Duty of Care
(1)    Das Aufgabengebiet von Herrn Merk ergibt sich aus dem Geschäftsverteilungsplan für die Geschäftsführung in der jeweils gültigen Fassung. Die Zuweisung bestimmter Aufgabenbereiche durch den Geschäftsverteilungsplan entbindet Herrn Merk nicht von seiner Gesamtverantwortung für die GmbH.

(1)    Mr Merk's responsibilities are set out in the currently applicable version of the schedule of responsibilities for the management. The assignment of specific responsibilities by the schedule of responsibilities shall not release Mr Merk from his overall responsibility for the GmbH.

(2)    Herr Merk hat in den Angelegenheiten der GmbH die Sorgfalt und Gewissenhaftigkeit eines ordentlichen Geschäftsmannes anzuwenden. Er muss sich bei allen Entscheidungen vom Wohl der GmbH leiten lassen sowie den bei der Coherent Group geltenden Verhaltenskodex einhalten.

(2)    When conducting the business of the GmbH, Mr Merk shall exercise the care and diligence of a prudent businessman. In all decisions, he must be guided by the good of the GmbH and in full compliance with the Coherent Group’s applicable Code of Conduct.

§ 3 Verbundene Unternehmen	§ 1 Affiliated Undertakings
(1)    Herr Merk erklärt sich, ohne dass hierfür eine gesonderte Vergütung seitens der GmbH zu entrichten wäre, zur Übernahme von leitenden Tätigkeiten in Unternehmen bereit, mit denen die GmbH unmittelbar oder mittelbar verbunden ist oder in Zukunft verbunden sein wird. Hierzu gehört auch die Bereitschaft zur Übernahme entsprechender Geschäftsführerpositionen auch im Ausland.

(1)    Mr Merk agrees to assume managerial roles in undertakings in which the GmbH has a direct or indirect interest or will have a direct or indirect interest in future without any separate remuneration from the GmbH. This shall include the willingness to assume relevant managing director's positions including positions abroad.

(2) Für die Tätigkeit in verbundenen Unternehmen gelten die Pflichten von Herrn Merk nach diesem Dienstvertrag entsprechend, es sei denn, es wird schriftlich etwas anderes vereinbart.	(2) The duties of Mr Merk under this Agreement shall apply mutatis mutandis to work in affiliated undertakings unless agreed otherwise in writing.
§ 4 Umfang der Tätigkeitspflicht, Nebentätigkeit	§ 2 Scope of Duties, Secondary Employment
(1)    Die Arbeitszeit von Herrn Merk richtet sich nach den geschäftlichen Erfordernissen und Bedürfnissen der GmbH und verbundener Unternehmen. Dies umfasst auch die Verpflichtung, bei Bedarf Samstags-, Sonntags- und Feiertagsarbeit zu leisten.

(1)    Mr Merk's working hours shall depend on the business requirements and needs of the GmbH and affiliated companies. This shall include the obligation to work on Saturdays, Sundays and holidays if required.

(2) Herr Merk hat seine ganze Arbeitskraft sowie seine gesamte geschäftliche Tätigkeit ausschließlich der GmbH zu widmen.	(2) Mr Merk shall devote his entire working capacity and his entire business activity exclusively to the GmbH.
(3)    Ohne vorherige in Textform erteilte Zustimmung des für Geschäftsführerangelegenheiten zuständigen Organs der GmbH darf Herr Merk keine andere geschäftliche, gewerbliche oder wissenschaftliche Tätigkeit – sei es entgeltlich oder unentgeltlich – ausüben, an keinem gleichartigen oder branchenverwandten Unternehmen beteiligt sein, keine Aufsichtsratsmandate oder ähnliche Funktionen in einem anderen Unternehmen übernehmen und Ehrenämter nur annehmen, soweit eine gesetzliche Annahmepflicht besteht. Als Beteiligung im Sinne dieses Absatzes gilt nicht der Erwerb börsennotierter Aktien, soweit er nicht zu einem maßgebenden Einfluss auf das börsennotierte Unternehmen führt. Eine erteilte Zustimmung kann unter Einhaltung einer angemessenen Frist widerrufen werden, wenn die Nebentätigkeit die Interessen der GmbH beeinträchtigt.

(3)    Without prior consent given in text form from the body of the GmbH responsible for matters concerning managing directors, Mr Merk may not carry out any other business, commercial or scientific activity – whether in return for remuneration or not – nor may he hold a participation in any other similar or branch-related company or assume positions on supervisory boards or similar positions in other companies, and he may accept honorary positions only if under statutory obligation to do so. For the purposes of this clause, the acquisition of shares listed on the stock exchange shall not be deemed participation, provided this does not lead to controlling influence on the listed company. Consent granted may be revoked with a reasonable notice period if the secondary employment is detrimental to the interests of the GmbH.

(4)    Herr Merk erklärt sich zur Übernahme von Ämtern, Funktionen und Positionen in Verbänden oder anderen Institutionen bereit, soweit seine Tätigkeit als Geschäftsführer der GmbH dies als zweckmäßig erscheinen lässt. Herr Merk erkennt an, dass die Übernahme dieser Ämter, Funktionen und Positionen ausschließlich im Auftrag und im Interesse der Gesellschaft erfolgt. Dies gilt auch dann, wenn für den Erwerb des Amtes, der Funktion oder der Position private Mittel aufgewendet wurden, es sei denn, es wird eine von dieser Regelung abweichende schriftliche Vereinbarung hierzu getroffen. Im Fall seiner Abberufung oder seiner Freistellung wird Herr Merk sämtliche Ämter, Funktionen und sonstige Positionen auf Verlangen der Gesellschaft unverzüglich niederlegen. Auf Wunsch der GmbH hat sich Herr Merk dafür einzusetzen, dass ein anderer von der GmbH benannter Geschäftsführer an seine Stelle tritt. Im Übrigen wird die Übernahme von Ämtern, Funktionen und Positionen oder sonstigen Aufgaben bei Verbänden oder anderen Institutionen nur nach vorheriger Abstimmung mit den für Geschäftsführungsangelegenheiten zuständigen Organen der GmbH und nur solange und soweit erfolgen, als nicht die Verpflichtungen aus diesem Dienstvertrag beeinträchtigt werden.

(4)    Mr Merk is willing to assume offices, positions and functions in associations or other institutions if this appears expedient in view of his work as managing director of the GmbH. Mr Merk acknowledges that these offices, positions and functions are assumed exclusively on behalf of and in the interest of the company. This shall apply also if private funds were spent for obtaining the office, position or function unless a written agreement deviating from this provision is made in this regard. If Mr Merk is dismissed or released from his obligation to work (put on garden leave), he shall resign from any and all offices, positions and other functions without delay at the company's request. At the request of the GmbH, Mr Merk shall use his best efforts to ensure that another managing director appointed by the GmbH replaces him. Otherwise, offices, positions and functions or other tasks with regard to associations or other institutions may be assumed only after prior discussion with the bodies of the GmbH responsible for managerial matters and only as long as and to the extent that this does not affect the obligations under this Agreement.

(5)    Veröffentlichungen und Vorträge, welche den Tätigkeitsbereich der Gesellschaft betreffen, bedürfen der vorherigen in Textform erteilten Zustimmung des für Geschäftsführerangelegenheiten zuständigen Organs der GmbH. Diese Zustimmung wird erteilt, sofern durch die beabsichtigte Veröffentlichung bzw. den Vortrag keine Gefährdung schützenswerter Interessen der GmbH und verbundener Unternehmen zu befürchten ist.

(5)    Publications and lectures relating to the company's area of operations shall require the prior consent given in text form of the body of the GmbH responsible for matters concerning managing directors. This consent shall be granted if no risk to interests of the GmbH and affiliated companies worthy of protection is to be feared from the intended publication or lecture.

§ 5 Vergütung; Bonus	§ 3 Remuneration; Bonus
(1) Herr Merk erhält von der GmbH im ein festes Jahresbruttogehalt in Höhe von EUR 350.000,00, das in gleichen Raten bargeldlos monatlich im Nachhinein bezahlt wird.
(1)    Mr Merk shall receive from the GmbH a fixed gross annual salary in the amount of EUR 350,000.00, which shall be paid in equal instalments in non-cash form on a monthly basis at the end of the month for which the salary is paid.

(1)    Herr Merk ist berechtigt einen Jahresbonus zu erhalten, der sich nach dem Grad der Zielerreichung richtet, und der auf 65% des Jahresgehalts nach vorstehendem Absatz (1) bei 100% Zielerreichung festgelegt ist. Der Coherent Inc. Variable Compensation Plan findet diesbezüglich Anwendung und ist diesem Vertrag angefügt. Herr Merk nimmt außerdem an dem Employee Stock Purchase Plan der Coherent Gruppe teil, vorbehaltlich einer Anstellung bei einem berechtigten Unternehmen und gemäß der Bedingungen und Beschränkungen des Employee Stock Purchase Plans; ein Anspruch hierauf besteht nicht. Die Entscheidung über die Gewährung und den Umfang trifft die GmbH unter Berücksichtigung der Geschäftsergebnisse nach billigem Ermessen.

(1)    Mr Merk is eligible to receive an annual bonus, which will conform to the degree of target achievement and that shall be fixed at 65% of the annual remuneration in accordance with (1) above in the event of 100% target achievement. The Coherent Inc. Variable Compensation Plan is attached to this agreement and shall apply in this regard. Further, Mr Merk may participate in the Employee Stock Purchase Plan of Coherent Group, subject to being on payroll of an eligible entity and subject to the terms and restrictions of the employee stock purchase plan; there is no entitlement to such benefits. The GmbH shall decide at its due discretion whether the bonus will be granted and how much it will be, taking into account the business performance.

(2) Mit den Zahlungen nach vorstehendem Absatz (1) ist die gesamte Tätigkeit von Herrn Merk für die GmbH sowie für sämtliche Mehr-, Samstags-, Sonntags- und Feiertagsarbeit abgegolten.	(2) The payments in accordance with (1) above shall remunerate Mr Merk for all his work for the GmbH and all extra work and work on Saturdays, Sundays and public holidays.
§ 6 Nebenleistungen, Dienstwagen, Versicher ungen	§ 4 Fringe Benefits, Company Car, Insurance
(1)    Reisekosten und sonstige Aufwendungen, die im Interesse der GmbH angefallen sind, ersetzt die GmbH im Rahmen der jeweils steuerlich zulässigen Höchstgrenzen. Für Dienstreisen im eigenen Pkw erhält Herr Merk den jeweils steuerlich zulässigen Höchstsatz als Kilometergeld.

(1)    Travel costs and other expenses that were incurred in the interests of the GmbH shall be reimbursed by the GmbH in the respective maximum amount permitted under tax law. For business trips in his own car, Mr Merk shall receive the maximum rate permitted under tax law as kilometre allowance.

(2)    Herr Merk erhält von der GmbH einen Dienstwagen der Kategorie Audi A 6 oder einer angemessen vergleichbaren Kategorie, den er in angemessenem Umfang auch privat nutzen darf. Die auf die private Nutzung anfallenden Steuern trägt Herr Merk. Im Falle einer Freistellung oder eines Widerrufs der Bestellung zum Geschäftsführer hat Herr Merk den Dienstwagen nebst allem Zubehör und Schlüssel in ordnungsgemäßen Zustand an die GmbH an deren Sitz herauszugeben; Entschädigungsansprüche für den Verlust der Nutzungsmöglichkeit stehen Herrn Merk nicht zu.

(2)    The GmbH shall provide Mr Merk with a company car of the category Audi A 6 or reasonably comparable, which he may also use for private purposes to a reasonable extent. The taxes incurred for the private use shall be borne by Mr Merk. If Mr Merk is released from his obligation to work (garden leave) or if his appointment as managing director is revoked, he must return the company car including all accessories and keys in a proper condition to the GmbH at its registered office; Mr Merk shall not be entitled to any compensation claims for loss of use.

(3) Die GmbH versichert Herrn Merk auf ihre Kosten gegen Unfall und zwar	(3) The GmbH shall insure Mr Merk at its own expense against accidents as follows:
• mit EUR 125.000 für den Todesfall und	- EUR 125,000 in the event of death
- mit EUR 250.000 für den Invaliditätsfall.	- EUR 250,000 in the event of invalidity.
Die Ansprüche aus dem Versicherungsvertrag stehen unmittelbar Herrn Merk bzw. im Todesfall seinen Erben zu.	Mr Merk, or in the event of death his heirs, shall be entitled to any claims arising from the insurance contract.
(4)    Die Gruppe schließt eine D&O-Versicherung ab, unter der auch Herr Merk versichert ist und die gleiche Regelungen wie für entsprechende Positionen mit der Bezeichnung Executive Vice President enthält.
(4) The group shall take out a D&O insurance policy, which shall also include Mr Merk with the same provisions for other similarly situated individuals with the title of Executive Vice President.
§ 7 Vergütungsfortzahlung bei Krankheit und Tod	§ 5 Continued Payment of Remuneration in the Event of Illness and Death
(1) Herr Merk ist verpflichtet, dem für Geschäftsführerangelegenheiten zuständigen Organ der GmbH jede Dienstverhinderung, ihre voraussichtliche Dauer und ihre Gründe unverzüglich anzuzeigen.	(1) Mr Merk undertakes to inform the body of the GmbH responsible for matters concerning managing directors of any incapacity for work, its anticipated duration and the reasons for it without delay.
(2)    Wird Herr Merk durch Arbeitsunfähigkeit infolge Krankheit oder Unfall an einer Dienstleistung verhindert, ohne dass ihn ein Verschulden trifft, so hat er Anspruch auf Fortzahlung der Vergütung für den Kalendermonat, in den der Beginn der Verhinderung fällt sowie für 6 Monate, längstens jedoch bis zur Beendigung des Dienstverhältnisses. Die Fortzahlung der Vergütung umfasst die Festvergütung nach vorstehendem § 5 Abs. 1.

(2)    If Mr Merk is incapable of carrying out his duties owing to illness or accident for which he bears no fault, he shall be entitled to continued payment of remuneration for the calendar month in which such incapacity commences and for 6 additional months thereafter, but no longer than until the end of his employment. This continuation of payment of remuneration shall cover the fixed salary set out in Article 5 (1) of this Managing Director Agreement.

(3)    Im Falle des Ablebens von Herrn Merk erhalten seine Hinterbliebenen (Witwe bzw. Lebenspartner im Sinne des LPartG und unterhaltsberechtigte Kinder bis zur Vollendung des 25. Lebensjahres) als Gesamtgläubiger die Festbezüge gemäß vorstehendem § 5 Abs. 1 für den Sterbemonat sowie für einen weiteren Kalendermonat fortbezahlt, längstens jedoch bis zu dem Zeitpunkt, zu dem das Dienstverhältnis ohne Tod geendet hätte.

(3)    In the event of Mr Merk's death, his surviving dependents (widow/widower or domestic partner within the meaning of the German Civil Partnership Act (LPartG) and children entitled to support up to the age of 25), as joint and several creditors, shall continue to receive the fixed remuneration pursuant to Article 5 (1) above for the month of his death and one additional month, but not beyond the date on which the employment would have ended had he not died.

Eine eventuelle Tantieme wird anteilig – bezogen auf den Todeszeitpunkt – bezahlt.	Any profit-related bonus shall be paid pro rata – with reference to the date of his death.
§ 8 Geheimhaltung, Rückgabepflicht, Erfindungen, Arbeitsergebnisse, Urheberrechte	§ 6 Confidentiality, Duty to Return Company Property, Inventions, Work Products, Copyright
(1) Soweit nicht anders geregelt, gilt folgender § 8:	(1) Unless stipulated differently, the following Article 8 shall apply:
(2)    Herr Merk verpflichtet sich, über alle ihm während seiner Tätigkeit zur Kenntnis gelangten vertraulichen geschäftlichen Angelegenheiten der GmbH sowie mit dieser verbundenen Unternehmen (einschließlich, aber nicht abschließend jeder vertraulicher Information von verbundenen Unternehmen wie Coherent Inc. und deren Tochtergesellschaften) und deren Geschäftspartner, insbesondere über Geschäfts- und Betriebsgeheimnisse, Entwicklungsarbeiten, Konstruktionen, Strategien, Preisgestaltung, Planung und Kundenbeziehungen, Stillschweigen zu bewahren und diese Informationen weder für sich noch für Dritte zu verwenden. Solche Angelegenheiten dürfen unbefugten Personen außerhalb und innerhalb des Unternehmens nicht zugänglich gemacht werden. Die Verpflichtung gilt auch nach Beendigung des Dienstverhältnisses.

(2)    Mr Merk undertakes to keep confidential all knowledge of business matters of the GmbH and of undertakings affiliated with it (including, without limitation, any confidential information of a related company, such as Coherent, Inc. and its subsidiaries) and their business associates to which he gains access during his work, including without limitation business and operational secrets, development work, construction, strategies, pricing, planning and customer relationships, and shall not use this information either for himself or for third parties. Unauthorized persons both within and outside the undertaking shall not be given access to such matters. This obligation shall continue to apply even after the termination of the employment relationship.

(3)    Herr Merk ist verpflichtet, alle seine dienstliche Tätigkeit betreffenden Betriebsmittel und Schriftstücke, einschließlich seiner eigenen geschäftlichen Aufzeichnungen jedweder Art und Form, als anvertrautes Eigentum der GmbH zu behandeln, sorgfältig unter Verschluss aufzubewahren und während der Dauer der Geschäftsführertätigkeit auf Verlangen der GmbH jederzeit, im Übrigen bei Beendigung des Dienstverhältnisses unaufgefordert und vollständig der GmbH auszuhändigen. Ein Zurückbehaltungsrecht an vorgenannten Gegenständen steht Herrn Merk nicht zu.

(3)    Mr Merk shall be obligated to treat all operating resources and documents concerning his contractual work, including his own business records in any type and form, as the property of the GmbH entrusted to him, to store them carefully under lock and key and to return them in full to the GmbH at the request of the GmbH at any time during his term of office and otherwise without special request upon termination of his employment. Mr Merk shall not have any right of retention with regard to the above-mentioned objects.

(4)    Herr Merk überträgt der GmbH mit Abschluss dieses Vertrages das Eigentum an sämtlichen von ihm im Rahmen und/oder im Zusammenhang mit seiner Tätigkeit für die GmbH geschaffenen und oder entwickelten Arbeitsergebnissen, insbesondere Erfindungen und sonstige wissenschaftliche und technische Erkenntnisse, Weiterentwicklungen und Verbesserungsvorschläge, Computerprogramme und Dokumentationen jeglicher Art. Sofern eine solche Übertragung wie beispielsweise bei von ihm geschaffenen urheberrechtlich geschützten Werken nicht möglich ist, räumt Herr Merk der GmbH ein ausschließliches, unwiderrufliches und inhaltlich, zeitlich und räumlich unbeschränktes Nutzungs- und Verwertungsrecht für alle bekannten und künftig bekannt werdenden Nutzungsarten, einschließlich des Rechts zur Vergabe von Unterlizenzen, an solchen Arbeitsergebnissen (urheberrechtlich geschützten Werken) ein.

(4)    In concluding this Agreement, Mr Merk transfers to the GmbH title to any and all work products created and/or developed by him in the course of and/or in connection with his work for the GmbH, including without limitation inventions and other scientific and technical findings, further developments and proposals for improvements, software and documentations of any kind. If such a transfer of title should not be possible, for example, with regard to works created by him that are protected by copyright, Mr Merk shall grant to the GmbH an exclusive and irrevocable utilisation and exploitation right, unlimited in terms of content, time and territory, for all known types of use and all types of use that become known in the future, including the right to issue sub-licences, to such work products (works protected by copyright).

(5)    Herr Merk wird die GmbH unverzüglich über die von ihm geschaffenen und oder entwickelten Arbeitsergebnisse, insbesondere Erfindungen und sonstige wissenschaftliche und technische Erkenntnisse, Weiterentwicklungen und Verbesserungsvorschläge, Computerprogramme und Dokumentationen jeglicher Art informieren und die GmbH auf Wunsch bei der Erlangung und Aufrechterhaltung von Patentschutz oder sonstigen gewerblichen Schutzrechten sowie ggf. deren Durchsetzung unterstützen, insbesondere unverzüglich die hierfür erforderlichen Dokumente, Berichte und/oder Formulare sowie etwaig erforderliche, auf die konkrete Erfindung, Weiterentwicklung etc. bezogenen Übertragungserklärungen zur Verfügung stellen. Herr Merk hat alles zu unterlassen, was die Erlangung und Aufrechterhaltung von Patentschutz oder sonstigen gewerblichen Schutzrechten oder ihre Durchsetzung verhindern oder ihr schaden könnte, insbesondere über sämtliche Arbeitsergebnisse, einschließlich Erfindungen, technische Verbesserungsvorschläge und sonstige wissenschaftliche und technische Erkenntnisse Stillschweigen zu bewahren.

(5)    Mr Merk shall inform the GmbH without delay of the work products created and/or developed by him, including without limitation inventions and other scientific and technical findings, further developments and proposals for improvements, software and documentation of any type and support the GmbH at its request in obtaining and maintaining patents and other industrial property rights and their enforcement, including without limitation providing the documents, reports and/or forms necessary for this purpose and any required transfer certificates relating to a specific invention, further development, etc. Mr Merk shall refrain from doing anything that could prevent the patents or other industrial property rights from being obtained or maintained or from being enforced or that could damage such patents or other industrial property rights, including without limitation keeping any and all work products, including inventions, proposals for technical improvements and other scientific and technical findings confidential.

(6)    Sämtliche Rechte von Herrn Merk an den im Rahmen oder im Zusammenhang mit seiner Tätigkeit für die GmbH entwickelten oder geschaffenen Arbeitsergebnissen, insbesondere Erfindungen und sonstige wissenschaftliche und technische Erkenntnisse, Weiterentwicklungen und Verbesserungsvorschläge, Computerprogramme und Dokumentationen jeglicher Art sind durch die vereinbarte Vergütung abgegolten und gelten als angemessen vergütet, und zwar auch für die Zeit nach Beendigung des Dienstvertrages.

(6)    The stipulated remuneration shall be deemed to compensate Mr Merk adequately for any and all rights to the work products developed or created in the course of or in connection with his work for the GmbH, including without limitation inventions and other scientific and technical findings, further developments and proposals for improvements, software and documentation of any kind, also for the time after termination of his employment contract.

(7)    Herr Merk wird der GmbH ein unwiderrufliches und inhaltlich, zeitlich und räumlich unbeschränktes und, sofern möglich, ausschließliches Nutzungsrecht (im Falle von Urheberrechten für alle bekannten und künftig bekannt werdenden Nutzungsarten), einschließlich des Rechts zur Vergabe von Unterlizenzen an sämtlichen nicht im Zusammenhang mit seiner Tätigkeit für die GmbH entwickelten oder geschaffenen Erfindungen und technischen Verbesserungsvorschlägen, wissenschaftlichen Erkenntnissen, gewerblichen Schutzrechten, Unterlagen, Werken und Computerprogrammen einräumen, sofern diese zur Nutzung und Verwertung der von ihm im Rahmen oder im Zusammenhang mit seiner Tätigkeit für die GmbH entwickelten oder geschaffenen Arbeitsergebnisse erforderlich ist, und die GmbH unverzüglich nach Kenntniserlangung auf eine solche notwendige Nutzung hinweisen.

(7)    Mr Merk shall grant to the GmbH an irrevocable and, if possible, exclusive utilisation right, unlimited in terms of time and territory (for copyrights for all known types of use and all types of use that become known in the future), including the right to issue sub-licences, to any and all inventions and proposals for technical improvement, scientific findings, industrial property rights, documents, works and software developed or created not in connection with his work for the GmbH, if this is necessary for the use and exploitation of the work products developed or created by him in the course of or in connection with his work for the GmbH and notify the GmbH of such a necessary use without delay after having gained knowledge of this.

§ 9 Urlaub	§ 7 Leave
(1)    Herr Merk hat in jedem Kalenderjahr Anspruch auf einen Erholungsurlaub von 30 Arbeitstagen. Arbeitstage im Sinne dieser Regelung sind alle Kalendertage mit Ausnahme von Samstagen, Sonntagen und gesetzlichen Feiertagen am jeweiligen satzungsmäßigen Sitz der Gesellschaft. Bei unterjährigem Beginn oder Ende dieses Dienstvertrages wird der Urlaub in diesem Kalenderjahr zeitanteilig gewährt.

(1)    Mr Merk shall be entitled to annual leave of 30 working days. Working days shall be defined as all calendar days with the exception of Saturdays, Sundays and public holidays at the respective company's registered place of business. If this Agreement begins or ends during a year, the leave in such year shall be granted pro rata temporis.

(2)    Die zeitliche Lage des Urlaubs hat unter Berücksichtigung der geschäftlichen Belange der GmbH im Einvernehmen mit dem für Geschäftsführerangelegenheiten zuständigen Organ der GmbH und in kollegialer Abstimmung mit den übrigen Mitgliedern der Geschäftsführung zu erfolgen. Herr Merk hat dem für Geschäftsführerangelegenheiten zuständigen Organ der GmbH und den übrigen Mitgliedern der Geschäftsführung mitzuteilen, wie er im Urlaub kurzfristig erreichbar ist.

(2)    The leave shall be scheduled in consideration of the business interests of the GmbH in agreement with the body of the GmbH responsible for matters concerning managing directors and in coordination with the other members of management. Mr Merk shall inform the body of the GmbH responsible for matters concerning managing directors and the other members of management how he can be reached quickly while he is on leave.

(3)    Kann Herr Merk aus geschäftlichen oder in seiner Person liegenden Gründen den Urlaub nicht oder nicht vollständig bis zum Ablauf des jeweiligen Kalenderjahres nehmen, so bleibt ihm der Anspruch auf Urlaub insoweit bis zum 30.06. des jeweiligen Folgejahres erhalten. Kann aus geschäftlichen Gründen auch bis zu diesem Zeitpunkt der übertragene Urlaub nicht oder nicht vollständig genommen werden, so ist er Herrn Merk finanziell auf Basis des Durchschnitts der Festvergütung gemäß vorstehendem § 5 Abs. 1 während der letzten zwölf Monate des Dienstvertrages abzugelten. Im Übrigen verfällt der Urlaub ersatzlos.

(3)    If Mr Merk is unable to take his leave in whole or in part for business or personal reasons by the end of the respective calendar year, he may carry over the outstanding leave until 30 June of the following year. If the leave cannot be taken in whole or in part for business reasons by this date, Mr Merk shall receive financial compensation on the basis of the average fixed salary as set out in Article 5 (1) of this Agreement over the previous twelve months of the contractual relationship. Otherwise, the leave shall be forfeited without compensation.

(4)    Offene Urlaubsansprüche von Herrn Merk, die wegen Beendigung dieses Dienstvertrages ganz oder teilweise nicht in Anspruch genommen werden konnten, sind mit der letzten Gehaltsabrechnung abzugelten. Die Abgeltung erfolgt auf Basis des Durchschnitts der Festvergütung gemäß vorstehendem § 5 Abs. 1 während der letzten zwölf Monate des Dienstvertrages.

(4)    Mr Merk's remaining leave entitlements that could not be taken in whole or in part because of the termination of this contractual relationship shall be compensated for on the last salary statement. The compensation shall be made on the basis of the average fixed salary as set out in Article 5 (1) of this Agreement over the previous twelve months of the contractual relationship.

§ 10 Vertragsdauer, Koppelungsabrede, Freistellung, Kontrollwechsel	§ 8 Term of Agreement, Linking Agreement, Garden Leave, Change of Control
(1)    Dieser Dienstvertrag tritt mit Wirkung ab dem 8. November 2016 in Kraft und ist auf unbestimmte Zeit geschlossen. Bis einschließlich des Monats Dezember 2018 können beide Parteien die ordentliche Kündigung dieses Dienstvertrags mit einer Frist von 24 Monaten zum Ende eines Monats erklären. Ab Januar 2019 können beide Parteien die Kündigung dieses Dienstvertrags mit einer Frist von 6 Monaten zum Ende eines Monats ordentlich erklären.

(1)    This Agreement shall come into force as of November 8, 2016 and shall be concluded for an indefinite time. Until and including the month of December 2018, ordinary notice of termination of this Agreement may be given by either party with a notice period of 24 months effective at the end of a month. As of January 2019, ordinary notice of termination of this Agreement may be given by either party with a notice period of 6 months effective at the end of a month.

(2)    Dieser Dienstvertrag endet im Fall der Abberufung von Herrn Merk als Geschäftsführer im Sinne einer Koppelungsabrede automatisch mit einer der unter § 10 (1) geregelten Kündigungsfrist entsprechenden Auslauffrist, ohne dass es des Ausspruchs einer Kündigung bedarf. Die Auslauffrist beginnt mit dem Zugang des Abberufungsbeschlusses bei Herrn Merk.

(2)    This Agreement shall terminate automatically in the event Mr Merk's appointment as managing director is revoked, in the sense of a linking agreement with an expiration period corresponding to the notice period set out in Article 10 (1) of this Managing Director Agreement without notice of termination being necessary. The expiration period shall begin when Mr Merk receives the resolution revoking his appointment.

(3) Das Recht zur außerordentlichen Kündigung aus wichtigem Grund bleibt beiderseits unberührt.	(3) This shall not affect the right of either party to terminate without notice for good cause.
(4) Jede Kündigung bedarf der Schriftform. Eine ohne Beachtung dieser Form ausgesprochene Kündigung ist rechtsunwirksam.	(4) Any notice of termination must be in written form. Any notice of termination that does not comply with the written form requirement shall be invalid.
(5)    Unbeschadet vorstehender Regelungen endet das Dienstverhältnis, ohne dass es des Ausspruchs einer Kündigung bedarf, mit Ablauf des Monats, in dem Herr Merk die Voraussetzungen für den Anspruch auf eine Regelaltersrente in der gesetzlichen Rentenversicherung erfüllt hat oder zu dem Zeitpunkt, ab dem Herr Merk eine Altersrente, gleich aus welchem Rechtsgrund, bezieht. Das Dienstverhältnis endet ebenfalls ohne Kündigung mit Ablauf des Monats, in dem Herrn Merk der Bescheid eines Rentenversicherungsträgers über eine unbefristete Rente wegen Erwerbsminderung zugeht. Sofern der entsprechende Rentenbezug später beginnt, endet das Arbeitsverhältnis erst mit Ablauf des dem Rentenbeginn vorhergehenden Tages. Die GmbH ist unverzüglich über den Zugang des Rentenbescheids zu informieren.

(5)    Without prejudice to the above provisions, the contractual relationship shall end at the end of the month in which Mr Merk becomes eligible for a pension from the federal pension insurance (because he has reached standard retirement age) or at the time Mr Merk draws a retirement pension for any legal reason. The contractual relationship shall also end without notice of termination at the end of the month in which Mr Merk receives notice from a retirement insurance institution that he is entitled to draw a rate reduced-earning-capacity pension for an unlimited period. If the respective pension commences later, the employment relationship shall not end until the end of the day before the day on which the pension commences. The GmbH must be informed without delay of the receipt of the pension notice.

(6)    Die GmbH ist berechtigt, Herrn Merk unter Fortzahlung seiner vertragsgemäßen Vergütung jederzeit, insbesondere im Falle der Abberufung als Geschäftsführer und nach Ausspruch einer Kündigung, gleich von welcher Seite sie erfolgt, oder im Zusammenhang mit dem Abschluss eines Aufhebungsvertrages von der Verpflichtung zur Erbringung der Dienstleistung freizustellen. Soweit die GmbH keine näheren Festlegungen bei der Freistellung trifft, erfolgt die Freistellung zunächst unwiderruflich für die Dauer und unter Anrechnung des noch offenen Urlaubs und sonstiger Freizeitausgleichsansprüche, die damit erledigt sind. Im Anschluss daran bleibt die Freistellung widerruflich aufrecht erhalten, falls im Zusammenhang mit der Abwicklung des Vertragsverhältnisses Fragen bestehen oder eine vorübergehende Tätigkeit aus betrieblichen Gründen notwendig wird. Der Vertrag im Übrigen wird von der Freistellung nicht berührt. Insoweit bestehen insbesondere die Verschwiegenheitspflicht und das vertragliche Wettbewerbsverbot fort. Anderweitiger Verdienst wird lediglich während der widerruflichen Freistellungszeit (also insbesondere in der Zeit außerhalb des Urlaubs) gemäß § 615 Satz 2 BGB angerechnet.

(6)    The GmbH shall be entitled to put Mr Merk on garden leave (released from his duties) while continuing to pay his contractual remuneration, particularly in the event of a revocation of his appointment as managing director and after notice of termination of his contract, regardless of which party gives notice, or in connection with the conclusion of a termination/separation agreement. As long as the GmbH does not decide on any more detailed specifications with regard to such garden leave, the garden leave shall initially be irrevocable for the duration of any still outstanding leave and other entitlements to compensatory time off in lieu of overtime pay and deducted from such outstanding leave and entitlements to compensatory time off in lieu of overtime pay, which shall then be deemed settled. The garden leave shall remain in effect after the leave and entitlements to compensatory time off in lieu of overtime pay have been used up and be revocable in case questions arise regarding the winding up of the contractual relationship or temporary work becomes necessary for operational reasons. In all other respects, the Agreement shall not be affected by such garden leave. In this respect, the confidentiality duty and the contractual non-compete covenant, in particular, shall remain in effect. Any income earned elsewhere shall be deducted pursuant to § 615 sentence 2 of the Civil Code only during the time of revocable garden leave (that is, particularly during the time exceeding the leave entitlement).

(7)    Bei jedem relevanten Ereignis bis einschließlich 7. November 2017 nimmt Herr Merk nimmt am gegenwärtigen Rofin-Sinar Change of Control Plan ("Executive Transition Agreement") vom 16. März 2016 teil. Bei jedem relevanten Ereignis ab dem 8. November 2017 findet der Change of Control Plan der Coherent Gruppe, wie hier beigefügt, Anwendung und ersetzt den Rofin-Sinar Change of Control Plan sowie wie jeden sonstigen Change of Control Plan.

(7)    For any relevant event until including November 7, 2017, Mr Merk participates in his current Rofin-Sinar Change of Control Plan ("Executive Transition Agreement") of March 16, 2016. For any relevant event as of November 8, 2017 the Change of Control Plan of Coherent Group as attached hereto will apply and supersede the Rofin-Sinar Change of Control Plan as well as any other Change of Control Plan.

§ 11 Wichtiger Hinweis zum Datenschutz und zur Datenverarbeitung	§ 9 Important Information on Data Privacy Protection and Data Processing
Herr Merk erklärt sich einverstanden, dass	Mr Merk agrees with the following:
zur Abwicklung des Dienstverhältnisses personenbezogene Daten (z.B. Gehaltsfindung, Gehaltsabrechnung, Urlaubserfassung, Personalplanung und –entwicklung) bei der GmbH und verbundenen Unternehmen erhoben, genutzt und verarbeitet werden und

Personal data (for example, salary calculation, salary statements, leave records, personnel planning and development) will be collected, used and processed for administration purposes at the GmbH and affiliated companies and

dass diese personenbezogenen Daten Dritten zum Zwecke der Weiterverarbeitung im Rahmen der Abwicklung des Dienstverhältnisses im Auftrag der GmbH überlassen werden,	that such personal data will be disclosed to third parties for further processing for administrative purposes by order of the GmbH
wenn und soweit dies auf Grund der datenschutzrechtlichen Bestimmungen (insbesondere des Bundesdatenschutzgesetzes, BDSG) zulässig ist.	if and to the extent this is permissible on the basis of the data privacy protection regulations (in particular, the German Federal Data Protection Act (Bundesdatenschutzgesetz, BDSG)).
Herr Merk ist zum verschwiegenen Umgang mit personenbezogenen Daten verpflichtet. Dies betrifft sowohl personenbezogene Daten von Kollegen und Mitarbeitern aber auch von Kunden. Diese Verpflichtung zur Einhaltung des Datengeheimnisses besteht auch nach Beendigung des Dienstverhältnisses fort. Im Übrigen gelten die Bestimmungen des Bundesdatenschutzgesetzes (BDSG).

Mr Merk shall be obligated to treat personal data as confidential. This applies to personal data relating to both colleagues and employees, but also to customers. This obligation to comply with data privacy protection rules shall remain in effect even after termination of this contractual relationship. Otherwise, the provisions of the German Federal Data Protection Act shall apply.

§ 12 Ablösung bisheriger Verträge, Nebenabreden	§ 10 Supersession of Previous Agreements/Side Agreements
Dieser Dienstvertrag beinhaltet alle gegenwärtigen Vereinbarungen zwischen den Parteien betreffend die Anstellung von Herrn Merk und ersetzt sämtliche zwischen Herrn Merk und der GmbH sowie zwischen Herrn Merk und mit der GmbH verbundenen Unternehmen zuvor vereinbarten Arbeits- und Anstellungsverträge. Wegen des "Executive Transition Agreement" findet § 10 (7) dieser Vereinbarung Anwendung. Nebenabreden wurden nicht getroffen.

This Agreement contains all current agreements between the parties regarding the appointment of Mr Merk and supersedes all employment and service agreements between Mr Merk and the GmbH and between Mr Merk and undertakings affiliated with the GmbH. For the "Executive Transition Agreement", Article 10 (7) of this Managing Director Agreement of this agreement shall apply. No side agreements have been concluded.

§ 13 Schriftform	§ 11 Written Form
Änderungen und Ergänzungen dieses Dienstvertrages bedürfen zu ihrer Wirksamkeit der Schriftform (§ 126 BGB); die elektronische Form (§ 126a BGB) und die Textform (§ 126b BGB) sind ausgeschlossen. Dies gilt auch für die Aufhebung, Änderung oder Ergänzung des Schriftformerfordernisses selbst. Individuelle Vereinbarungen haben stets Vorrang und gelten auch ohne Beachtung des Formerfordernisses (§ 305b BGB).

Any amendments and additions to this Agreement must be made in written form (§ 126 of the Civil Code) to be valid; this excludes electronic form (§ 126a of the Civil Code) and text form (§ 126b of the Civil Code). This also applies to any revocation of, amendment to or addition to the written-form requirement itself. Individual agreements shall always take precedence and shall apply regardless of the written form requirement (§ 305 b of the Civil Code).

§ 14 Gerichtsstand, Ausschluss des Ur kundenprozesses	§ 12 Place of Jurisdiction, Exclusion of Summary Procedure (Relying Entirely on Documentary Evidence)
(1) Gerichtsstand für alle Streitigkeiten über Rechte und Pflichten aus diesem Dienstvertrag einschließlich seiner Wirksamkeit ist der Sitz der GmbH.	(1) Place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity, shall be the GmbH's registered place of business.
(2) Vorstehender Absatz 1 gilt auch für alle Streitigkeiten über Rechte und Pflichten, die mit diesem Dienstvertrag in Zusammenhang stehen.	(2) Paragraph (1) above shall apply also to all disputes regarding rights and duties in connection this Agreement.
(3) Keine Partei ist berechtigt, Ansprüche aus oder im Zusammenhang mit diesem Dienstvertrag im Wege des Urkundenprozesses gemäß §§ 592 ff. ZPO geltend zu machen.
(3)    Neither party shall be entitled to assert claims arising from or in connection with this Agreement by way of summary procedure (relying entirely on documentary evidence) pursuant to §§ 592 et seqq. of the German Code of Civil Procedure (ZPO).

§ 15 Anwendbares Recht, Sprache	§ 13 Applicable Law, Language
(1) Dieser Vertrag und seine Auslegung unterliegen dem Recht der Bundesrepublik Deutschland und der deutschen Gerichtsbarkeit.	(1) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany and German jurisdiction.
(2)    Soweit eine deutsche und eine englische Ausfertigung des Vertrages besteht: Im Falle eines Widerspruchs der deutschen und der englischen Fassung ist die deutsche Fassung dieses Dienstvertrages allein maßgeblich.
(2) If there is a German counterpart and an English counterpart of this Agreement: If there is any inconsistency between the German version and the English version, the German version shall prevail.
§ 16 Teilnichtigkeitsklausel	§ 14 Clause on Partial Nullity
Die etwaige Unwirksamkeit einzelner Bestimmungen dieses Vertrags lässt die Wirksamkeit der übrigen Vertragsbestimmungen unberührt.	Any invalidity of one or more provisions of this Agreement shall not affect the validity of the rest of the provisions.
§ 17 Originalausfertigung	§ 15 Original Counterpart
Beide Parteien bestätigen mit ihrer Unterschrift, jeweils eine beiderseits unterzeichnete Originalausfertigung dieses Dienstvertrages erhalten zu haben.	In signing this Agreement, both parties confirm that they have received an original counterpart of this Managing Director Agreement signed by both parties.

UNTERSCHRIFTEN / SIGNATURES

_________________, den/the ___________	_________________, den/the ___________

Bret DiMarco, Managing Director Rofin-Sinar Laser GmbH	Thomas Merk

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